Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Commerce Bancorp, Inc. (“Commerce”) for the registration of 15,322,450 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2005, with respect to the consolidated financial statements of Commerce, Commerce management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Commerce, included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
August 17, 2005